EXHIBIT 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

The parties to this Severance Agreement and General Release ("Agreement") are A. Schulman, Inc., a Delaware corporation (“Company”), its affiliates, parents, successors, predecessors, and subsidiaries, (hereinafter collectively referred to as "Company"), and Bernard Rzepka, an employee of Company, (hereinafter referred to as "Employee").

In consideration of the mutual promises set forth herein, Employee and the Company agree as follows:

1.
The Employment Agreement (the “Employment Agreement”) between the Parties dated December 31, 2014 shall be terminated effective September 24, 2016. The Employee received proper notification of the termination of the Employment Agreement and employment.

2.
The parties agree that no other contractual relationships (managing director relationships or employment relationships) shall continue to exist between the Employee and the Company (including, but not limited to any affiliates in Germany such as A. Schulman Europe GmbH & Co KG and A. Schulman GmbH) upon conclusion of this Agreement. In case such contractual relationships still exist under the applicable national law, irrespective of their legal foundation, they shall be terminated with immediate effect upon conclusion of this Agreement. A. Schulman, Inc. is authorized in this respect to issue and accept all declarations of intent necessary for termination of any contractual relationships still in existence on behalf of all the undertakings affiliated with A. Schulman, Inc.

3.
The Employee shall resign with immediate effect from all his offices as managing director and other positions at other undertakings or organizations that he has assumed in the interests and at the request of the Company or the undertakings affiliated with the Company (including, but not limited to any office at affiliates in Germany such as A. Schulman Europe GmbH & Co KG and A. Schulman GmbH) . The Employee shall provide copies of the declarations to be made in this context to the Company without delay.

4.
Employee was relieved of his duties as President and Chief Executive Officer of the Company effective August 18, 2016 and the last day of employment with the Company is September 24, 2016 (the “Separation Date”).

5.	The Company will:

a.
Pay Employee the amount of One Million Seven Hundred Six Thousand Dollars ($1,706,000.00), less all appropriate and applicable taxes and deductions, in accordance with Section 9.2(a) of the Employment Agreement (“Severance Pay”). Payments will be made as follows: (i) on the first regular payday following March 25, 2017, an amount equal to $426,500, and (ii) 36 equal semi-monthly installments of $35,541.67 in accordance with the Company’s normal payroll procedures commencing on the first regular payday following March 25, 2017. In the event of a change in control (within the meaning of Section 409A of the Internal Revenue Code and its regulations (“Section 409A”)) during the time Employee is receiving Severance Pay, the parties will in good faith consult with Deloitte and Touch LLP to determine whether any or all of the remaining Severance Pay payments can be accelerated without violating Section 409A. In the event such acceleration is possible, the Company will accelerate the remaining Severance Pay payments.

b.
Pay Employee in accordance with Section 9.2(b) of the Employment Agreement, two lump sum payments each equal to Eight Hundred Fifty Three Thousand Dollars ($853,000.00), less all United States’ withholding deductions for applicable federal, state and local income and employment taxes and any applicable court authorized support withholdings (the “Bonus Payment”). The first Bonus Payment will be paid on the first regular payday following March 25, 2017 and the second Bonus Payment will be paid on the first regular payday following October 31, 2017.

c.
Vest on a pro-rata basis grants of Time-Based Awards dated January 13, 2014, January 9, 2015, and January 13, 2016, in accordance with Section 9.2(c) of the Employment Agreement and the terms and conditions of the applicable award agreement and the long-term incentive plan under which the grants were awarded.

d.
Vest on a pro-rata basis, in accordance with Section 9.2(d) of the Employment Agreement, grants of Performance-Based Awards dated January 13, 2014, January 9, 2015, and January 13, 2016. The Performance-Based Awards will be settled on the third anniversary of the date of each such grant and, subject to achievement of the performance criteria for each Performance-Based Award and then only to the extent of such achievement in accordance with the terms and conditions of the applicable award agreement and the long-term incentive plan under which the grants were awarded.

e.
Engage and pay Deloitte & Touche LLP for tax advisory and tax return preparation services related directly to Employee’s employment with the Company and the separation therefrom, during the period from the date of this Agreement through the fourth anniversary hereof. This specific benefit is being provided as contemplated generally by Section 10.4 of the Employment Agreement, which in relevant part provides that the Company shall pay to the Employee all professional fees and expenses incurred by the Employee (including specifically legal, accounting and tax advisory fees) (i) in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement, or (ii) in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder.

f.
Pay on behalf of Employee twelve (12) monthly payments of COBRA premiums to provide continuation of life, medical and dental insurance for a period of twelve (12) months from the Separation Date. If provided, Employee is required to pay Employee’s portion of the medical, dental and life premiums in the same amount as if Employee was an active employee of the Company, and Employee authorizes Company to deduct the total cost of Employee’s portion of the medical, dental and life insurance premiums from the Severance Pay.

g.
Reimburse Employee for any loss incurred in connection with the sale of Employee’s primary residence in the United States in the amount, if any, that the proceeds from such sale, less reasonable selling expenses and commissions not to exceed $38,000, are less than $680,000, so long as such sale occurs no later than eighteen (18) months from the date of this Agreement. In addition, reimburse Employee in an aggregate amount not to exceed Seventy-Five Thousand Dollars ($75,000) for reasonable transition-related expenses incurred by Employee, including but not limited to school tuition transition costs, attorney fees, automobile lease cancellation, provided that Employee provide the Company with documentation verifying each such transition-related expense as a condition to reimbursement. The Company will also reimburse

Employee for reasonable business related expenses incurred by Employee during his employment provided that Employee provides the Company with documentation verifying each such business related expense as a condition to reimbursement.

h.	Provide Employee outplacement services as determined upon the mutual agreement of the parties.

i.	The consideration set forth in subparagraphs (f) through (h) above shall be conditioned upon receipt from Employee of all tax equalization payments as determined in good faith by the Company.

j.	The consideration set forth in subparagraphs (a) through (h) above shall be collectively referred to in this Agreement as the “Severance Payment.”

6.
In order to assist in Employee’s repatriation to Germany, if Employee determines that employment with an A. Schulman company is required for participation in Germany’s programs related to social security, retirement and/or health benefits after the Effective Date, then tetra-DUR Kunststoff-Produktion Gmbh (“tetra-Dur”), which is an affiliated company to A. Schulman, Inc., offers the Employee an employment relationship. Employee shall notify Employer within thirty (30) days of the Effective Date of his desire to establish such employment relationship. The employment relationship shall be agreed for a fixed-term of 6 months. The position shall be Consultant, Engineered Composites, EMEA. During the term of the employment relationship with tetra-Dur, Employee shall be entitled to 6,000 EUR per month, less all withholding deductions under the applicable national law. Payments are to be made by tetra-Dur. The details are outlined in the employment offer delivered contemporaneously with this Agreement.

7.
Employee acknowledges that Employee is not otherwise entitled to any other compensation, bonus, commission, employee pension or welfare benefit, or any other fringe benefit from the Company except as set forth in this Agreement and except as expressly provided by the terms of any Company employee benefit plans (including but not limited to the Company’s Profit Sharing Plan, Nonqualified Profit Sharing Plan and the Pension Plan "Versorgungsordnung der A. Schulman GmbH, Kerpen"). Employee further acknowledges that Employee is receiving the consideration solely in exchange for the promises in this Agreement.

Due to Employee’s employment with European entities from December 1, 1992 through December 31, 2014, the Employee has acquired a non-forfeitable expectancy for benefits from the company pension plan pursuant to the Pension Plan "Versorgungsordnung der A. Schulman GmbH, Kerpen", about which the Company will provide information at The Employee's request pursuant to the German Company Pensions Act (Betriebsrentengesetz -BetrAVG). The amount and the maturity date of the pension to be claimed by the Employee are governed by the provisions of the Pension Plan and the provisions of the German Company Pensions Act (Betriebsrentengesetz - BetrAVG), particularly section 2 of the Company Pensions Act (Betriebsrentengesetz - BetrAVG). The parties agree that the relevant termination date for the calculation of the benefits under the Pension Plan "Versorgungsordnung der A. Schulman GmbH, Kerpen" is December 31, 2014.

8.
Employee understands that Employee must, if Employee has not already, return to Company, all property belonging to Company, including but not limited to keycard, computer equipment, files, records, computer access codes, computer software, business plans, instruction manuals and any other property which Employee has prepared or helped to prepare in conjunction with Employee's employment with Company.

9.
Employee expressly acknowledges that the termination of the Employment Agreement, which is attached as Exhibit A, shall not affect or prejudice any provisions of the Employment Agreement which are expressly or by implication provided to continue in effect after a termination, including Section 13 entitled “Confidentiality; Non-Competition Agreement and Non-Solicitation.”

10.
Employee specifically covenants and agrees not to, directly or indirectly, make or cause to be made to anyone any statement, orally or in writing, criticizing or disparaging the Company with respect to Employee’s employment with the Company. Employee specifically covenants and agrees not to, directly or indirectly, make or cause to be made to anyone any statement, orally or in writing, criticizing or disparaging the Company, or commenting in a negative fashion on the operations or business reputation of the Company.

GENERAL RELEASE OF ALL CLAIMS

11.
In consideration of the Severance Payment set forth in Paragraph 5 Employee agrees to release Company, any related organizations, and the employees, officers, agents and shareholders of any of them, hereinafter referred to collectively as "Releasees," from all claims or demands Employee may have based on Employee's employment with Company or the termination of that employment including, without limitation, any claims for compensation, wages, including overtime and vacation, or benefits except for those provided under Paragraph 5 of this Agreement. Notwithstanding the foregoing, no such release shall constitute a waiver of, or in any manner restrict or limit: (i) Employee's rights of indemnification relating to his status as an officer and/or director of the Employer, whether arising under Delaware law, contractually, or under Employer's insurance coverage, or (ii) Employee’s rights as a shareholder, except that Employee waives any right to engage in any litigation as a shareholder, whether as a class action participant or on a derivative basis, based on alleged acts or omissions during his employment.

12.
This General Release includes, but is not limited to, actions arising under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act of 1990, 29 U.S.C. §§621, et seq., which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§2000(e) et seq., which prohibits discrimination in employment based on race, color, national origin, religion, disability, ancestry or sex; the Americans with Disabilities Act, 42 U.S.C. §§12101 et seq., which prohibits discrimination against the disabled; the Employee Retirement Income Security Act, 29 U.S.C. §§1000 et seq.; the Worker Adjustment and Retraining Notification Act (WARN), 29 U.S.C. §§2101, et seq., as amended; Ohio Revised Code Section 4112.01 et seq.; the statutory and common law of Ohio, or any other federal, state or local human rights, civil rights, or other laws, rules and/or regulations, public policy, contract or tort laws, or any claim arising under the common law, or any other action against the Company based upon any act, omission, transaction, conduct or occurrence up to and including the date of the execution of this Agreement and General Release. It also includes, without limitation, any claims for compensation, wages or benefits except for those provided herein.

13.
Employee represents that Employee has not and will not commence, maintain, or file any lawsuits against Releasees with any local, state or federal court. Employee further represents that if Employee does file such a lawsuit, Employee will not oppose any motion to dismiss filed by Releasees based upon the release. Employee further represents that if any federal, state or local administrative agency assumes jurisdiction over any complaint or charge against Releasees, Employee will request withdrawal of such charge or complaint and refuse any benefits derived therefrom. The parties entered into this Agreement to fully and finally resolve any and all issues relating to Employee’s employment and termination of his employment. Employee agrees that the covenant not to sue contained in this Agreement and General Release shall not operate to preclude any action challenging the enforceability of this release as to claims asserted under 29 U.S.C. Section 621 et seq. This General Release excludes (a) any rights which may not be legally waived, (b) Employee’s rights under this Agreement, or (c) Employee’s right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) or other government agency; provided, however, that if Employee files such a charge relating to any act or failure to act that occurred before Employee signed this Agreement, and/or if the EEOC or any such agency institutes a suit or other proceeding against any of the Releasees on Employee’s behalf based on any such act or failure to act, Employee shall not seek or accept any legal, equitable, or monetary relief in connection with any such charge, suit, or proceeding.

14.
If Employee breaks Employee’s promise in Paragraph 13 of this Agreement and files a lawsuit based on legal claims that Employee has released, Employee will pay for all costs incurred by Company, any related organizations or the officers, employees, agents or shareholders or any of them, including reasonable attorneys' fees, in defending against the Employee's claim. Further, if Employee is in material breach of any of the provisions of this Agreement, in addition to any other damages that Company may have against Employee for breach of this Agreement, Employee will be required to repay all payments received hereunder to Company within ten (10) days of Employee's breach hereof.

15.
Other than as expressly set forth in Paragraph 6 of this Agreement, Employee also waives, releases and forgoes any claimed right or opportunity to seek reemployment, reinstatement, or new employment with the Company, at any location, now or in the future and Employee shall not apply for nor seek in any way to be reinstated, re-employed or hired by the Company in the future.

16.
The parties agree and acknowledge that this Agreement is not and shall not be construed as an admission of any violation of any federal, state or local statute or regulation, or of any duty owed to one party by the other, except as contemplated by this Agreement, and that Company has entered into this Agreement solely for the purpose of providing a mutually agreeable conclusion of Employee's employment relationship with Company.

17.	This Agreement shall be governed and interpreted in all respects by the laws of the State of Ohio.

18.
In the event of any differences of opinions or disputes, between Employee and Company, with respect to the construction or interpretation of this Agreement or the alleged breach thereof, which cannot be settled amicably, such disputes shall be submitted to and determined by arbitration before a single arbitrator in the City of Akron, Ohio, in accordance with the rules of the American Arbitration Association, and judgment upon the award shall be final, binding and conclusive upon the Parties and may be entered in the highest court, state or federal, having jurisdiction.

19.	The provisions of this Agreement are severable, that is, if any provision of this Agreement is adjudicated invalid or unenforceable, the remaining provisions will remain valid and enforceable.

20.
If the Company or any successor in interest resulting from a change in control of the Company fails to perform any of its obligations under this Agreement, the Company or its successor will pay for all costs incurred by Employee, including reasonable attorneys' fees, in enforcing Employee's rights hereunder. Such payments shall be made within ten (10) business days after delivery of the Employee's written requests for payment accompanied with such evidence of fees and expenses incurred by Employee as the Company or its successor reasonably may request.

21.
Employee understands that Employee has up to twenty-one (21) days to review and consider this Agreement. Employee has been advised by Company to consult with legal counsel at his own expense, before signing. If the Employee should elect to sign this Agreement in less than twenty-one (21) days, Employee expressly waives Employee's right to the full twenty-one (21) day period to review and consider this Agreement.

22.
Employee further understands that Employee may revoke the Agreement at any time during the seven (7) day period following Employee’s signing of the Agreement. Thus, this Agreement shall not become effective until the eighth (8th) day following the date on which it is signed by Employee (“Effective Date”). Employee further understands that, if Employee fails to sign the Agreement or revokes the Agreement, Company shall have no obligation to provide the Severance Payment to Employee pursuant to this Agreement. Revocation shall be delivered to the Chief Human Resources Officer, A. Schulman, Inc., 3637 Ridgewood Road, Fairlawn, OH 44333. Employee understands and agrees that such notice of revocation must be delivered no later than 4:00pm local time on the eighth (8th) day following Employee’s execution of this Agreement.

23.
Employee agrees that this Agreement embodies the entire agreement between the Company and Employee, that this Agreement cannot be modified except by a written agreement, and that Company has made no other representations except those set forth in this Agreement to induce Employee to agree to the Agreement. Employee acknowledges that Employee has carefully read this Agreement, is fully familiar with its contents and understands its provisions. Employee signs this Agreement with an understanding of its significance, and intending to be bound by its terms. Employee agrees that this Agreement is written in a manner such that Employee understands it and has been signed knowingly and voluntarily.

24.
Employee has been notified of the fact that reliable information on the social security implications of this Agreement, including any implications for any entitlement to unemployment, health or other social security benefits, can be provided only by the competent social security institutions in accordance with the applicable national law. Reliable information as to the tax implications of this Agreement can be provided only by the competent tax authority. Employee confirms that he was represented by a lawyer when concluding this Agreement. Employee confirms that any liability caused by this Separation Agreement for Employee in terms of social security or tax law is the sole responsibility of the Employee.

25.	Upon execution, please return the signed Agreement to: Chief Human Resources Officer, A. Schulman, Inc., 3637 Ridgewood Road, Fairlawn, OH 44333.

PLEASE READ THIS DOCUMENT CAREFULLY. IT IS A LEGAL DOCUMENT. IT INCLUDES AN AGREEMENT BY EMPLOYEE TO GIVE UP ALL KNOWN AND UNKNOWN CLAIMS AGAINST A. SCHULMAN, INC., ITS SUCCESSORS, SUBSIDIARIES AND AFFILIATES AND ALL DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS OF SUCH ENTITIES.

BERNARD RZEPKA /s/ Bernard Rzepka_______________ Signature October 14, 2016_________________ Date	A. SCHULMAN, INC. /s/ Andreas Guenther_____________ Name Chief Human Resources Officer_____ Title October 17, 2016________________ Date

EXHIBIT A
EMPLOYMENT AGREEMENT

[omitted for filing purposes]